PROSPECTUS Dated March 26, 1998                     Pricing Supplement No. 27 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-46935
Dated March 26, 1998                                                June 5, 1998
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                 --------------


               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--

               Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Dean Witter & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any June 29 or December 29, commencing June 29, 2000.


Principal Amount: $10,000,000

Maturity Date: June 29, 2010

Settlement Date (Original Issue Date): June 29, 1998

Interest Accrual Date: June 29, 1998

Issue Price: 100%

Specified Currency: U.S. Dollars

Redemption Percentage: 100%

Redemption Dates: Redeemable in whole, but not in part, at the option of  the
                  Company upon not less than 30 nor more than 35 calendar days notice on any June 29 or December 29, commencing June 29, 2000

Annual Redemption Percentage Reduction: N/A

Interest Rate: 6.40% per annum

Interest Payment Dates: The twenty-ninth day of each month, commencing July 29,
                        1998

Interest Payment Period: Monthly

Total Amount of OID: N/A

Original Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Book Entry Note or Certificated Note: Book Entry Note

Senior Note or Subordinated Note: Senior Note

Agent: Morgan Stanley & Co. Incorporated

Trustee: The Chase Manhattan Bank

Minimum Denomination: $1,000

CUSIP: 61745EMS7

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER